SERVICE PROVIDER AGREEMENT

This SERVICE PROVIDER AGREEMENT (hereinafter referred to as the "Agreement" for brevity) is entered into this 7th day of -March 2011, (the "Effective Date"), by and between:

TELUPAY (PHILIPPINES) INC., a corporation organized and existing under and by virtue of Philippine laws with principal office located at 6th floor King's Court 2 Building, 2129 Chino Roces Ave. corner Dela Rosa Street, Makati City, Philippines 1230 ("SERVICE PROVIDER"); and

- and -

UNION BANK OF THE PHILIPPINES, a universal banking institution duly organized and existing under the laws of the Republic of the Philippines with office address at UnionBank Plaza Meralco Avenue corner Onyx and Sapphire Streets, Ortigas Center, Pasig City ("CLIENT").

The SERVICE PROVIDER and the CLIENT shall be collectively referred to as the "Parties" and individually as the "Party."

WITNESSETH THAT:

WHEREAS, the SERVICE PROVIDER is an independent service provider that provides support services for mobile banking services of banks and other businesses;

WHEREAS, the CLIENT wishes to engage the SERVICE PROVIDER for support services enabling Telupay Mobile Banking Service to support or enhance the CLIENT's mobile banking services in consideration and under the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises hereinafter set forth, the Parties agree as follows:

1.     Term. This Agreement shall remain effective for period of three (3) years and shall continue for the next Anniversary Year on the same terms unless amended, extended or terminated in accordance with applicable provisions of this Agreement;

2.     Territory. The geographic area of the Philippines.

3.     Commercial Start-up Period. The CLIENT shall use its best commercial efforts to start or launch its mobile banking services using the TELUPAY Mobile Banking Service to its users, account holders and customers within sixty (60) days from the Effective Date of signing of this Agreement.

4.     Telupay Mobile Banking Service. This Agreement refers to installation, maintenance and all other support services enabled by the Telupay Mobile Banking Solution provided by the SERVICE PROVIDER to the CLIENT, rendering Telupay Mobile Banking Service specifically described in Attachment "A" and defined and set out in the Service Level Agreement which may include support services for account inquiries, account transfers, bill payments, mPayments (payments of products and services made at commercial POS terminals and through mobile merchant accounts), and TelUSend services including domestic Interbank transactions, text alerts, email receipts, ATM encashment service, ATM enrollment service, T-Cash ATM transfer service or any other service offered as part of TELUPAY Mobile Banking Service. Wherever appropriate, the TELUPAY Mobile Banking Service shall specifically refer to the services described in Attachment "A" and as it is defined and set out in the Service Level Agreement.

5.     Standard Service Fees and Other Charges. For every unit of successful transaction for each time the users, account holders or customers of the CLIENT or any other persons or entities through the CLIENT, use the services of the Telupay Mobile Banking Service, there is a corresponding standard service fee charged under this Agreement, while other services to include Delivery, Installation, Training and Maintenance and others shall have appropriate charges, when applicable, guided by the terms and conditions of the Service Level Agreement and other applicable signed agreements between the Parties with or without third party participation.;

6.     Change in Service Fee and Other Charges. In case of any increase in the standard service fees or rates charged and collected by the CLIENT from any users, account holders or customers of the CLIENT or any other persons or entities through the CLIENT for the delivery of the Telupay Mobile Banking Service, the Parties agree to the same automatic proportional increase in the service charges or fees payable to the SERVICE PROVIDER unless otherwise agreed upon by the Parties in writing.;

7.     Taxes.

(a)     The quoted Service Fees and other charges applicable herein are net of value added taxes (VAT) and/or percentage taxes. VAT and/or percentage taxes, if any, are for the sole and exclusive account of the CLIENT payable to the SERVICE PROVIDER together with the payment of the Service Fees and other Charges.

(b)     Where so required by applicable laws and with written notice to the SERVICE PROVIDER, the CLIENT shall deduct the appropriate withholding taxes, if any, due on the fees due to the SERVICE PROVIDER under this Agreement prior to their deposit in the SERVICE PROVIDER's nominated bank account and shall promptly issue the corresponding certificates of withholding of taxes in favour of the SERVICE PROVIDER.

(c)     The Parties each agree to be fully responsible for their respective tax liabilities, obligations and consequences (including, without limitation, reporting and payment obligations) arising from the transactions set out in this Agreement.

8.     Invoicing, Collection and Settlement of Fees. The SERVICE PROVIDER shall submit an invoice to the CLIENT for the collection of service fees. All invoices shall specify the nominated bank account to which payment is to be made. The CLIENT shall make payment to the SERVICE PROVIDER within five (5) days from receipt by the CLIENT of the proper invoice guided by the following invoicing and settlement schedule:

(a)     For completed transactions, other than Buy Airtime Load, monthly settlement is for every 5th banking day after the end of the invoiced calendar month.

(b)     For Buy Airtime Load completed transactions only, bi-monthly settlement with transaction fees covering the 1st to the 15th day of the invoiced calendar period shall be settled on the 5th banking day after the 15th of the invoiced calendar period, and transaction fees covering the 16th to the 31st of the invoiced calendar period shall be settled be on the 5th banking day after the 30th or 31st of said period.

Both Parties shall review and agree in writing on the necessary adjustments or changes for the settlement period of the Buy Airtime Load to manage real time payment required of the third party service provider for Airtime Load.

9.     Consideration. The Agreement recognizes that the service fees and other charges payable to the SERVICE PROVIDER under this Agreement are considered regular business consideration for provision of services;

10.     Insurance. CLIENT and SERVICE Provider will each secure their own insurance for equipment, machines and other materials that will be needed to implement this service.

11.     Responsibilities of SERVICE PROVIDER

(a)     Telupay Mobile Banking Service. The SERVICE PROVIDER shall make available to and perform for said CLIENT the Telupay Mobile Banking Service with specific services described in Attachment "A" hereof, to include the standard delivery, installation, testing, training, maintenance, review, monitoring, and operational assistance services as specifically set out in the Service Level Agreement, guided by standard procedures and period defined in the Service Level Agreement, and as may be amended and/or revised from time to time by the Parties in writing to reflect the changes in the Telupay Mobile Banking Service provided to the CLIENT;

The SERVICE PROVIDER shall provide:

(1)     Delivery and Installation services means support services to deliver and install the Telupay Mobile Banking Service as found in the Service Level Agreement in the Territory;

(2)     Maintenance services means support and advisory services to maintain the Telupay Mobile Banking Service and its Support Services as listed in the Service Level Agreement;

(3)     Training services means standard instruction and training limited to CLIENT's identified and assigned personnel to assist in the maintenance of the Telupay Mobile Banking Service guided by the standard training modules listed in the Service Level Agreement;

(4)     Review and monitoring services means reviewing and monitoring the Telupay Mobile Banking Service;

(5)     Support services mean reasonable assistance per Service Level Agreement of the Telupay Mobile Banking Service; and;

(6)     Provide CLIENT's appointed authorized representatives with access to Telupay Mobile Banking Service transaction report.

(b)      Customization, special or extra support services. The SERVICE PROVIDER, at the request of the CLIENT, may provide customization or extra support services subject to separate arrangements and fees.

(c)     Standard Server. The SERVICE PROVIDER shall pay the cost of and secure the purchase and procurement of the basic standard server set-up (the "Standard Server") necessary for the delivery of the Telupay Mobile Banking Service, ownership of such server shall remain with the SERVICE PROVIDER, and it will be responsible for ensuring that the installed Standard Server meets the System Specifications required as specified and outlined in the Service Level Agreement and, that the Standard Server is installed and fully operational at the Location on the Delivery Date.

(d)     Regulatory Permits and Licences. At all times, hold and secure appropriate business, government and/or regulatory licenses, permits and approvals that are necessary or considered appropriate and advisable for the effective performance of its obligations under this Agreement.

(12)     Responsibilities of the CLIENT.

(a)     Resources and Personnel. The CLIENT shall allocate adequate resources and personnel for supporting and coordinating with the SERVICE PROVIDER in conducting the installation, integration, testing, training, maintenance, monitoring and other services in this Agreement, with emphasis on allocation of dedicated qualified personnel in each of the CLIENT's branch, agency, outlet or customer service, trained to provide one-on-one customer enrollment assistance when CLIENT's Mobile Banking Services using the Telupay Mobile Banking Service is on commercial launch;

(b)      Equipment. The CLIENT shall pay the cost and secure the purchase, procurement, licensing, insurance and/or sub-contracting of any and all third party hardware and software necessary to support the Standard Server for the delivery of the Telupay Mobile Banking Service. This shall include, without limitation, computer hardware and equipment, telecommunications and/or network connections, security firewalls, commercial off-the-shelf software ("COTS"), and etc. (collectively, the "Equipment"), ownership of which shall remain with the CLIENT, and be responsible for ensuring that the Equipment meets the System Specifications required by the SERVICE PROVIDER as specified and outlined in the Service Level Agreement, and that the Equipment is installed and fully operational at the Location on the Delivery Date, and that the Equipment is upgraded on a timely basis in order to meet actual or projected transaction volume and/or system load requirements. If the CLIENT delays its performance of its obligations under this clause by reason of its fault or negligence and there is no contributory fault or negligence on the part of the SERVICE PROVIDER, then the CLIENT will pay to the SERVICE PROVIDER all reasonable costs, charges, actual damages and losses attributable to such delay;

(c)     Standard Server Maintenance and Upgrade. The CLIENT shall be responsible for the maintenance management of the Standard Server and ensure that the Standard Server is upgraded on a timely basis in order to meet actual or projected transaction volume and/or system load requirements. The CLIENT shall pay the cost of and secure the purchase, and procurement of additional hardware necessary for the upgrade of Standard Server set-up, ownership and maintenance of the upgrade shall remain with the CLIENT;

(d)     Third-Party Dependencies. The CLIENT will ensure that third-party dependencies, including but not limited to connectivity to the selected air-time wholesaler, SMS Gateway provider and interbank network provider, are in place and working properly, to include provision of contracts between the CLIENT and third parties.

(e)     Customer Service. The CLIENT shall provide first line customer support for the Telupay Mobile Banking Services in the Territory, with efficient connectivity set-up to facilitate and support such mobile banking enrollment of its customers which includes but not limited to, customer enrollment via blue tooth or Wi-Fi at work station.

(f)     Location and Access. The CLIENT shall provide the SERVICE PROVIDER with an adequate location to set up the Telupay Mobile Banking Service within the CLIENT's secured premises and provide the SERVICE PROVIDER access to the Telupay Mobile Banking Service's location and premises, system, operations, and provide access for maintenance, repairs, system health check, monitoring activities, accessing necessary information or data, to include downloading and printing of necessary information or data, in order to allow the performance of the services under this Agreement;

(g)     Payment of Fees/Costs. The CLIENT shall pay the SERVICE PROVIDER the corresponding service fees and other applicable charges as specified and outlined in Attachment "A" hereof;

(h)     Payment of Other/Additional Costs and Expenses.

(1)     All other system and SMS Costs. Costs and Expenses to include SMS, MMS, IP Packet and other message or mobile transmission costs as well as utility costs such as power, telecommunications, etc., except for SMS, MMS, IP Packet, other message or mobile transmission costs and other related costs for transactions covering Buy Airtime Load and Bills Payment, shall be for the exclusive account of the CLIENT and/or its users, account holders and customers;

(i)     Transaction Account. Two transaction accounts will be set up by the CLIENT for the SERVICE PROVIDER that will collect the service fees and other charges for each successful completed transaction using the Telupay Mobile Banking Service rendered by the CLIENT for its account holders or customers or for other persons or entities; The CLIENT shall provide the SERVICE PROVIDER with the following accounts:

(1)      Account for payment and collection of service fees and other charges for successful completed Buy Airtime Load transactions;

(2)     Account for payment and collection of service fees and other charges for successful completed services for all transactions other than Buy Airtime Load.

(j)     Access to reports. The CLIENT shall grant the SERVICE PROVIDER access to the CLIENT's system to generate reports relating to bank services being rendered and the transaction fees or bank charges being collected by the CLIENT for Telupay Mobile Banking Service;

(k)     Marketing and Promotional Activities. The CLIENT shall account for all expenses and allocate adequate resources for the CLIENT's Marketing and Promotional Activities for mobile banking, coordinating with the SERVICE PROVIDER in planning and conducting said activities as applicable;

(l)     Press Releases and Other Ad/Marketing Promo Content. The CLIENT shall allow the marketing logo tag "powered by TelupayTM (logo)" and "TelupayTM -Making Money MobileTM" to be included in the CLIENT's ad or promotional and marketing materials either in print or in broadcast in promoting the CLIENT's mobile banking services, and to allow such materials to be featured on/the SERVICE PROVIDER's website or promotional and marketing materials;

(m)      Regulatory Permits and Licences. At all times, hold and secure appropriate business, government and/or regulatory licenses, permits and approvals that are necessary or considered appropriate and advisable for the effective performance of its obligations under this Agreement;

(n)     The CLIENT will:

(1)     ensure that the Telupay Mobile Banking Service and the Equipment are used in a proper manner by competent trained employees only or by persons under their supervision;

(2)      keep full security copies of the Telupay Mobile Banking Service and of the CLIENT's databases and computer records in accordance with best computing practice;

(3)     not alter or modify the Telupay Mobile Banking Service in any way whatsoever, nor permit the Telupay Mobile Banking Service to be combined with any other to form a combined work;

(4)     not request, permit or authorise anyone other than the SERVICE PROVIDER or any of its approved panel of service providers, to provide any maintenance services in respect of the Telupay Mobile Banking Service;

(5)      co-operate fully with the SERVICE PROVIDER's personnel in the diagnosis of any error or defect in the Telupay Mobile Banking Service;

(6)     make available to the SERVICE PROVIDER free of charge all information, facilities and services reasonably required by the SERVICE PROVIDER to enable the SERVICE PROVIDER to monitor the performance of the Telupay Mobile Banking Service, including without limitation computer runs, core dumps, data preparation, data transmissions, office accommodation, typing and photocopying;

(7)     provide such telecommunication facilities and communications as are reasonably required by the SERVICE PROVIDER for testing, diagnostic, and audit purposes at the CLIENT's expense;

(8)     provide a suitable vehicle parking facility for use by the SERVICE PROVIDER personnel when visiting the CLIENT's premises which is free from any legal restrictions;

(9)     ensure in the interests of health and safety that the SERVICE PROVIDER's personnel while on the CLIENT's premises for the purposes of this Agreement are at all times accompanied by a member of the CLIENT's staff familiar with the CLIENT's premises and safety procedures;

(10)     use its best commercial efforts to market, promote and start or launch the CLIENT's mobile banking services to its users, account holders, customers and the general public within sixty (60) days from the Effective date of this Agreement;

(11)     use its best commercial efforts to integrate the Telupay Mobile Banking Service throughout its business network; and

(12)     permit the Telupay Mobile Banking Service's automatic generation and transmission of daily transaction reports, summaries, and other operating results for the Telupay Mobile Banking Service and its Support Services to the SERVICE PROVIDER.

13.     Common obligations. Both Parties agree to co-operate with each other to facilitate, promote and optimize the successful marketing and distribution of the CLIENT's mobile banking services supported by the Telupay Mobile Banking Service and to this extent agree to:

(a)     Undertake and perform their respective obligations herein contained promptly and with due care and diligence;

(b)     Co-operate and provide assistance to each other in the form of relevant expertise, experience and knowledge to ensure the efficient and effective performance by each Party of its undertakings herein contained;

(c)     Exchange information relevant to the objectives and purposes of this Agreement and such exchange shall be confidential and secure;

(d)     Provide assistance to each other where possible to overcome any actual or anticipated difficulties, procedural or otherwise pursuant to the aforementioned objectives;

(e)     Collect and make available detailed information requested by either Party pertaining to transaction sales and services;

(f)     The Parties shall work together as well as independently in their respective areas of expertise in relation to any or all of the plans relating to this Agreement. The Parties shall keep each other promptly informed of any change of events, including but not limited to modification to the proposed subject matter or relating to the intended performance of their work;

(g)     During the Term, neither Party shall hire, recruit, solicit or otherwise employ any employee of the other without the consent of the other Party;

(h)    The Parties agree that all costs in connection with the preparation of any proposal relating to this Agreement shall be borne by the Party incurring such cost. Neither Party shall be liable to the other Party for cost incurred outside their respective scope of obligations as set out in this Agreement;

(i)    The Parties agree that the costs and expenses to include SMS, MMS, IP Packet and other message or mobile transmission costs exclusively for transactions covering Buy Airtime Load and Bills Payment shall be borne equally by both Parties;

(j)     The Parties agree that the costs and expenses for additional training expenses, to include basic training conducted outside of Metro Manila shall be agreed upon by both Parties and shall be paid for by the CLIENT to the SERVICE PROVIDER;

(k)     The Parties agree that each Party shall be responsible to secure and cover the expenses of its own appropriate business, government and/or regulatory licenses, permits, and approvals that are necessary or considered appropriate and advisable for the effective performance of each Party's obligations under this Agreement in the Territory;

(l)     The Parties reserve the right to add to, amend, alter, change or repeal any of its purposes and powers so as to conform to legal, business, marketing and other requirements or conditions now or hereafter in effect, provided that any such action shall constitute a "Major Change" and as such, will require the approval by both Parties;

(m)     The Parties agree that, save as otherwise agreed in Clause 11 (l), before issuing any press release or publicity of any kind or responding to inquiries from any third party in connection with this Agreement or the use of the name of a Party hereto, the Party seeking to issue such press release and/or respond to such inquiries or use such name shall consult with and obtain the written approval of the other Party in writing unless such release is required by any government agency, court, or stock exchange in which case only notice is required; and

(n)     Strictly and constantly implement the required security protocols and measures against hacking, spamming, worms, malware, Trojans, denial of service attacks, identity theft, unauthorized intrusions and other security-related risks. The security protocols and measures shall be mutually agreed upon and revised from time to time by the Parties, as needed.

14.     Changes/Updates in the Telupay Mobile Banking Service. Both the CLIENT and the SERVICE PROVIDER shall strictly observe the following protocol for any changes or updates with the Telupay Mobile Banking Service:

(a)     The CLIENT will provide the SERVICE PROVIDER with an Acceptance Certificate indicating that the Testing of the change(s)/update(s) done on the UAT server was successful and ready to move the changes/update/patch to production.

(b)      Upon receipt of the Acceptance Certificate, the SERVICE PROVIDER will email the CLIENT a step-by-step instruction on how to properly apply changes/update/patch to the Telupay Mobile Banking Service

(c)      The CLIENT should implement and comply with the step-by-step instruction provided by the SERVICE PROVIDER within the day upon receipt of email.

(d)     After the instruction has been applied, the CLIENT should immediately email the SERVICE PROVIDER on results of every step for the change/update so that the SERVICE PROVIDER can verify that the instruction has been executed properly.

15.     Confidentiality of Telupay Mobile Banking Service.

(a)     The CLIENT undertakes to treat as confidential and keep secret all information contained or embodied in the Telupay Mobile Banking Service, Telupay Mobile Banking Solution and the Service Level Agreement and all information, documentation, data created, gathered or produced by use and/or maintenance of the same (including when training, auditing, testing, maintaining or installing the same), including the SERVICE PROVIDER's business operations, conveyed to the CLIENT by the SERVICE PROVIDER (the "Information"). The SERVICE PROVIDER, in turn, undertakes to treat as confidential and keep secret all data and information of the CLIENT and the latter's depositors and clients (the "Information") which are furnished to, or obtained by, the SERVICE PROVIDER in the course of its performance of this Agreement.

(b)     It is agreed that the SERVICE PROVIDER will not be held jointly and severally liable with the CLIENT for any violation of R.A. No. 1405, the Bank Deposit Secrecy Law, since the SERVICE PROVIDER will not have any access to account information of the customers;

(c)     The CLIENT shall not without the prior written consent of the SERVICE PROVIDER divulge any part of the Information to any person except:

(1)     the CLIENT 's own employees, and then only to those employees who need to know the same;

(2)     the CLIENT's auditors, tax authorities, regulators, and any other persons or bodies having a right, duty or obligation to know the business of the CLIENT and then only in pursuance of such right, duty or obligation; or

(3)     any person who is from time to time appointed by the CLIENT to maintain any equipment on which the Telupay Mobile Banking Service is being used, and then only to the extent necessary to enable such person properly to maintain such equipment.

(d)     The CLIENT undertakes to use its reasonable endeavours to ensure that the persons and bodies mentioned in Clause 15 (c) are made aware prior to the disclosure of any part of the Information that the same is confidential.

(e)     The CLIENT shall promptly notify the SERVICE PROVIDER if it becomes aware of any breach of confidence by any person to whom they divulge all or any part of the Information and shall give the SERVICE PROVIDER all reasonable assistance in connection with any proceedings, which they may institute against such person for breach of confidence.

(f)     The foregoing obligations as to confidentiality shall also be applicable insofar as the confidential information, business or transactions of the CLIENT are concerned and shall remain in full force and effect as against each PARTY notwithstanding the termination of the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution or this Agreement.

(g)     The CLIENT and SERVICE PROVIDER will grant the Bangko Sentral ng Pilipinas (BSP) access to the operations of the SERVICE PROVIDER in order to review the same in relation to the outsourced activities/services;

(h)     The CLIENT and SERVICE PROVIDER shall immediately take the necessary corrective measures to satisfy the findings and recommendations of BSP examiners and those of the internal and/or external auditors of the CLIENT and/or the SERVICE PROVIDER.

16.     Financial Audits. Each Party will keep and maintain, in accordance with generally accepted principles consistently applied, accurate books and records related to the business transacted by this Agreement.

17.     No license granted or license fee charged. The Telupay Mobile Banking Service provided by the SERVICE PROVIDER shall neither involve a grant of license for the use of its Telupay Mobile Banking Services, the Information, and/or the Telupay Mobile Banking Solution's proprietary rights nor will it involve a transfer of technological know-how and property rights, and consequently does not impose any license charges or fee;

18.     No Third Party Use. The CLIENT shall use the Telupay Mobile Banking Service for its own internal business purposes only. Except as otherwise provided herein, any use, operation or implementation of all or part of the Telupay Mobile Banking Service by third parties shall be subject to separate negotiations and/or user agreements. The CLIENT shall exert efforts and cooperate with the SERVICE PROVIDER in preventing and/or enjoining unauthorized or unlicensed third parties from using, studying, implementing or transacting, or in any way infringing all or part of the Telupay Mobile Banking Services, the Information, and/or the Telupay Mobile Banking Solution (including, without limitation, using the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution for the purpose of operating a bureau service).

19.     Effects of Unauthorized Use. Except as otherwise provided in this Agreement, where the CLIENT itself or the CLIENT knowingly allows or causes other third parties or affiliates to use, study, implement or in any way infringe any part or all of the Services, the Information, the TELUPAY Mobile Banking Service and/or Telupay Mobile Banking Solution without the proper use, rights and/or license agreement and without the prior written consent of the SERVICE PROVIDER, the CLIENT shall be considered to have materially breached this Agreement. In the event of such material breach, the SERVICE PROVIDER shall have the absolute right and full discretion to immediately, without need of any notice, stop and terminate the availability for use, use and/or access by such unauthorized third parties and/or to immediately rescind this Agreement upon written notice sent to the CLIENT without need of any court intervention. The SERVICE PROVIDER shall not be liable to the CLIENT or to its affiliates, officers, employees, customers or any third party for any damages that may result from the exercise of the said right. Additionally in the said situation, the SERVICE PROVIDER shall have the right to undertake any and all actions necessary to prevent any further unauthorized use of the Telupay Mobile Banking Services and/or the unauthorized disclosure of the Information and/or the Telupay Mobile Banking Solution.

20.     Reservation of Rights. The SERVICE PROVIDER reserves all rights, and waives none, that are not expressly granted to the CLIENT in this Agreement. Except as otherwise expressly provided in this Agreement, no right to use and/or authorization pertaining to all or part of the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution, is granted by the SERVICE PROVIDER, either directly or by implication, estoppel, or otherwise, and under no instance shall it be construed that any such right to use or authorization is granted to the CLIENT under this Agreement.

21.     Non-Transferable Authority. Subject to the terms and conditions set out in this Agreement, the SERVICE PROVIDER grants the CLIENT a non-transferable authority to avail itself of and use the Telupay Mobile Banking Service, which in turn shall be subject to periodic revision by the SERVICE PROVIDER and the CLIENT to reflect changes agreed upon by both Parties;

22.     Proprietary Rights.

(a)     The Telupay Mobile Banking Service and the copyright and other Intellectual Property Rights of whatever nature in the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution are and shall remain assets of the SERVICE PROVIDER and the SERVICE PROVIDER reserves the right to provide or authorise the use of the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution by third parties.

(b)   The CLIENT shall notify the SERVICE PROVIDER immediately if the CLIENT becomes aware of any unauthorised use of the whole or any part of the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution by any unauthorized persons.

(c)     Subject to pertinent governmental rules and procedures, the CLIENT will permit the SERVICE PROVIDER to check the Use of the Telupay Mobile Banking Service by the CLIENT at all reasonable times and for that purpose the SERVICE PROVIDER and its authorized representative(s) shall be entitled to enter any of the CLIENT's premises where the CLIENT's servers or data centers housing all or part of the Telupay Mobile Banking Service are located (and so that the CLIENT hereby irrevocably grants a authorization to the SERVICE PROVIDER, and its authorized employees and agents to enter any such premises for such purpose).

(d)     The CLIENT accepts and acknowledges that the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution has significant value to the SERVICE PROVIDER, and that should the CLIENT wish to use or set up a competitive business that this would cause the SERVICE PROVIDER considerable loss, accordingly the CLIENT agrees and undertakes to the SERVICE PROVIDER that it shall not, directly or indirectly, alone or jointly with any other person, and whether as a shareholder, partner, director, principal, consultant or agent:

(1)     for a period of five (5) years starting on the date of termination of this Agreement, carry on or be engaged, interested or concerned in any business which competes with any of the SERVICE PROVIDER's or its group of companies' businesses as carried on at the date of termination of this Agreement;

(2)     for a period of five (5) years starting on the date of termination of this Agreement, and to the detriment of the SERVICE PROVIDER or its business, induce or endeavour to induce any of its other clients to cease to use the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution, or to restrict or adversely to vary the terms of their respective agreements; and

(3)     for a period of five (5) years starting on the date of termination of this Agreement, induce or endeavour to induce, any employee of the SERVICE PROVIDER or its group of companies to leave his/her position, whether or not such person would commit a breach of his/her contract by so leaving.

(e)     Each of the Parties agrees that all and any of their rights under this Agreement may be specifically enforced by preliminary and permanent injunction, it being acknowledged that a breach of any of those rights might cause injury in respect of which damages would not provide an adequate remedy.

23.     Intellectual Property Rights of Third Parties.

(a)     Where no exclusion of warranty against infringement of the Intellectual Property Rights of third parties is allowed, under applicable laws and without prejudice to the SERVICE PROVIDER's right under applicable paragraphs in this Agreement, to further limit its liability in this regard (if so allowed by applicable laws), the entire liability of the SERVICE PROVIDER to the CLIENT in respect of such infringement shall be limited to the replacement or change of all or any part of the Telupay Mobile Banking Services and/or the Telupay Mobile Banking Solution and in order to avoid or rectify such infringement. In such event, the SERVICE PROVIDER undertakes to keep the CLIENT free and harmless from any and all losses, damages, liabilities and claims arising from or in connection with such infringement.

(b)     In any claim that the normal use or possession of the Telupay Mobile Banking Services and/or the Telupay Mobile Banking Solution infringes the Intellectual Property Rights of a third party, the CLIENT shall not oppose, interfere or prejudice the SERVICE PROVIDER's defence of such claim and the CLIENT shall provide the SERVICE PROVIDER with all reasonable assistance with such claim. The SERVICE PROVIDER shall have no obligation whatsoever where the claim arises from the use of the Telupay Mobile Banking Services and/or the Telupay Mobile Banking Solution in combination with the Equipment and Standard Server upgrade not supplied or approved by the SERVICE PROVIDER save where the SERVICE PROVIDER was proven guilty of fault or negligence in the premises.

24.     Copying or alterations.

(a)     The CLIENT may not make any copies of the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution. The Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution are accredited to the SERVICE PROVIDER and the CLIENT shall ensure that the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution in the possession of the CLIENT shall always bear the SERVICE PROVIDER's proprietary notice.

(b)     The CLIENT hereby undertakes to the SERVICE PROVIDER not to alter or modify the whole or any part of the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution in any way whatsoever, nor permit the whole or any part of the Telupay Mobile Banking Service to be combined with or become incorporated in any other programs, nor decompile, disassemble or reverse engineer the same, nor attempt to do any of such things.

25.    Security and Control

(a)     The CLIENT shall during the continuance of the Telupay Mobile Banking Service, effect and maintain the highest international security standards for commercial operations that conduct similar business operations to that of the CLIENT to safeguard The Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution from access or use by any unauthorised person by:

(1)     ensuring that Information is only transmitted to those of its officers and employees who need to know the Information, who are properly informed of the confidential nature of the Information, whose names and titles have been previously disclosed in writing to the SERVICE PROVIDER, and, who have agreed beforehand in writing to abide by the terms and conditions of this Agreement. The SERVICE PROVIDER reserves the right, in its sole discretion, to withhold access to and/or disclosure of all or part of the Information to any person or entity in cases where it considers such disclosure may compromise the confidentiality, secrecy and/or integrity of the Information;

(2)     maintaining a secure location within the premises of the CLIENT identified to the SERVICE PROVIDER in which The Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution shall be stored. Such secured location shall be accessible only by authorised employees who shall be required to sign in and out each time such employees visit such secured location. When Information is not in use, such information shall be stored in a locked safe at such secured location provided that the SERVICE PROVIDER shall have reasonable access to the same upon prior written approval of the CLIENT. The CLIENT may store The Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution at more than one secure location with the prior written approval of the SERVICE PROVIDER, such approval not to be unreasonably withheld or delayed;

(3)     maintaining a security log of periodic tests of security, distribution of Information from one secure location to another (if applicable), and breaches of security at all secure locations;

(4)     maintaining sole possession of the operating system and root user password on the Equipment and serial numbers for the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution;

(5)     maintain sole control of its network and physical facilities;

(6)     subject to pertinent governmental rules and regulations and subject to the CLIENT's prior written approval, allow the SERVICE PROVIDER and their respective employees and agents access to any of the CLIENT's premises where the CLIENT's servers or data centers housing all or part of the Telupay Mobile Banking Service and/or Telupay Mobile Banking Solution are located, in order to conduct tests and audits to verify the security of the Information; and

(7)    to promptly report to the SERVICE PROVIDER any theft or attempted theft or any loss of Information from the CLIENT's possession, and co-operate with the SERVICE PROVIDER to immediately investigate the events or potential events, to regain possession of the stolen, lost or disclosed Information and to prevent its further unauthorised use or disclosure.

(b)     With respect to the access to the Telupay Mobile Banking Service, the CLIENT shall be equally responsible for any breach of this Clause committed by any of its affiliates, partners, sub-contractors, consultants, agents, employees, customers, and representatives, provided there is proven fault or gross negligence of the CLIENT which directly resulted in the breach.

26.     Business Continuity Plan and Disaster Recovery. The Parties agree on a Business Continuity Plan more particularly described in the Service Level Agreement. Disaster recovery sites shall be placed in operation in the event that operations at either the CLIENT's or the SERVICE PROVIDER's primary business locations cannot be accessed or restored within seventy-two (72) hours from the occurrence of a force majeure event or any unresolved interruption of the Telupay Mobile Banking Service. Commission of the respective disaster recovery sites shall be jointly undertaken and coordinated by the Parties' respective crisis management teams.

27.     Notification. Each Party undertakes to notify, in writing, the other as soon as practicable if it becomes aware of: (a) any event which will render impossible the performance by the Party concerned of any of its obligations or undertakings under this Agreement, including those arising from force majeure as mentioned under Clause 33 (b) hereof; (b) any breach of the provisions of any authorization issued by any regulatory body which is necessary for the performance of its obligations under this Agreement; (c) the receipt of actual notice of a material claim or demand by any person with respect to its performance of its obligations under this Agreement.

28.     Confidentiality. The Parties acknowledge that certain secret and confidential information belonging to each Party may be furnished to each other hereunder. Each Party-recipient shall treat such information as confidential and shall not disclose such information to any other person, firm or corporation or use such information for any purpose other than to perform its obligations hereunder. The Parties shall, and shall cause their affiliates, representatives and agents to, keep confidential the existence and all details of all discussions and negotiations of this Agreement and the transactions contemplated hereby, as well as the terms and conditions of any eventual transaction itself, if any, as described in this Agreement or any related documentations, except to the extent that the Parties agree in writing on the timing and content of any relevant public announcements;

29.     Liability for Breach of Confidentiality. A Party who has been given custody of, control over, or access to any confidential or proprietary information belonging to the other Party shall be responsible for any breach of the obligations contained in this Agreement by the said Party, its affiliates, partners, subcontractors, consultants, agents, employees, customers (other than the officers or employees of the other Party), representatives, or even former affiliates, former agents, former employees, former customers (other than the officers or employees of the other Party) and former representatives provided that, in the latter case involving its former affiliates, agents, employees, customers and representatives, there is fault or gross negligence on the part of the Party concerned.

30.    Injunctive Relief and Damages. Each Party acknowledges that any breach or violation on its part of any promises, commitments, undertakings and/or agreements contained in this Agreement, inclusive of their respective subparagraphs and subsumed provisions, may result in grave, irreparable, and continuing damage to the Party to which such compromised confidential or proprietary information pertains to (the "aggrieved Party") for which there will be no adequate or speedy remedy at law; and the aggrieved Party shall be immediately entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper in the circumstances (including monetary damages if appropriate). In the proper cases and upon competent judicial authority, the aggrieved Party may enter upon any location or territory where the compromised confidential or proprietary information may be kept for the purpose of preventing the unauthorized use, reproduction, examination, distribution, or transaction thereof.

31.     Amendment. The Party wishing to amend the terms of this Agreement must notify the other party in writing of such suggested amendments six (6) calendar months prior to the expiry of each Anniversary Year, and the Parties shall enter into negotiations in respect of the same for a maximum period of two (2) calendar months ("Negotiation Period") from the date of receipt of notification from Party concerned, if both Parties reach an agreement within the Negotiation Period on such amended terms, then the Parties shall enter into a written supplemental agreement to this Agreement within one (1) calendar month after the expiry of the Negotiation Period, and the terms of this Agreement as amended by such supplemental agreement shall apply to the next Anniversary Year.

32.     Termination.

(a)     Termination for by reason of default or breach. A Party is considered to be in default when the Party has failed, refused or ignored to comply with the obligations in this Agreement. A Party is not considered to be in default or breach of this Agreement when the other Party has not performed its reciprocal obligation that has accrued or already due under this Agreement. A Party who is not in default may terminate this Agreement by sending a written demand to the other Party, who is in default to cure the default or breach (if possible to cure) and such breach remains uncured for thirty (30) calendar days following the date of said written demand. Also, where the Party required to cure the breach does not send to the other Party a written notice showing intent to cure the breach within seven (7) calendar days following the date of the notice mentioned in the preceding sentence, the Agreement may be terminated immediately by sending another notice after the lapse of the said seven (7) calendar days. Moreover, if the breach is by its nature impossible to cure, this Agreement is terminated upon receipt of the notice without need of further judicial intervention and without prejudice to any other legal remedies available to the Party who is not in default;

(b)     Termination in the Event of Bankruptcy. In the event that either Party is facing bankruptcy, insolvency or winding up proceedings or entering into compulsory or voluntary liquidation or is convening a meeting of its creditors or has a receiver or manager or an administrator appointed or ceases for any reason to carry on its business or is unable to pay its debts, this Agreement may be cancelled by either Party by giving the other Party the proper written notice clearly stating the reasons for the termination.

(c)     Voluntary Pre-Termination. Either Party may also pre-terminate this Agreement at any time, for any reason, by serving prior written notice to the other Party sixty (60) days before the intended date for the Agreement to end.

(d)     Effect of Termination. Upon any termination of this Agreement:

(1)     The CLIENT shall inform its customers or any other person or entities of the termination of this Agreement, provided, that if the CLIENT continues to provide such services and collects revenue, the CLIENT shall continue to be obligated to pay the service fees and consideration under this Agreement or any other agreement to the SERVICE PROVIDER;

(2)     The Parties shall allow the proper access and promote a smooth and orderly transition, return, and turnover of assets, systems, resources and information belonging to the proper party;

(3)     The Parties shall comply with the obligation to keep confidential information received under this Agreement; and

(4)     Unless otherwise stated herein, no termination of this Agreement, shall relieve either party of any liability accrued hereunder prior to such termination.

33.     Warranty.

(a)     The SERVICE PROVIDER warrants that the Telupay Mobile Banking Service shall conform to the facilities and functions set out in the Service Level Agreement when used on the Equipment and that the Telupay Mobile Banking Service will provide adequate instruction to enable the CLIENT to make proper use of such facilities and functions.

(b)     If the SERVICE PROVIDER receives written notice from the CLIENT after the Acceptance Date of any breach of the warranty in Clause 31(a), then the SERVICE PROVIDER shall at its own expense and within a reasonable time after receiving such notice remedy the defect or error in question provided that the SERVICE PROVIDER shall have no liability or obligations under the said warranty unless it shall have received written notice of the defect or error in question no later than the expiry of one (1) calendar month after the Acceptance Date.

(c)     The limited warranty provided in Clause 33 (a) extends only to the CLIENT as the original client. This warranty does not apply if the Telupay Mobile Banking Service:

(1)     have been altered, except by the SERVICE PROVIDER;

(2)    have not been installed, operated, repaired, or maintained by and in accordance with instructions supplied by the SERVICE PROVIDER; or

(3)     have been subjected to abnormal physical or electrical stress, misuse, negligence, or accident.

(d)     Neither would the warranty in Clause 32 (a) cover failures or errors arising from or caused in whole or in part by CLIENT or third-party supplied hardware, software, and/or services or when the CLIENT fails to comply with its obligations in this Agreement or when the Equipment fails to meet the requirements set out in the Service Level Agreement or when the individual items comprising the Equipment, while meeting the Service Level Agreement Specifications, are no longer under original warranty from their respective manufacturers or authorized distributors. Other than the Standard Server provided by the SERVICE PROVIDER, any and all Standard Server upgrade, other computer hardware and equipment, telecommunications and/or network connections, security firewalls, commercial third party software, and etc. shall for all intents and purposes be deemed CLIENT supplied.

(e)     The CLIENT acknowledges that it is the responsibility of the CLIENT to ensure that Standard Server set-up, to include the facilities and functions described in the Service Level Agreement meet its requirements. The SERVICE PROVIDER shall not be liable for any failure of the Telupay Mobile Banking Service to provide any facility or function not specified in the Service Level Agreement.

(f)     Save as expressly set out in Clause 32 (a), the Telupay Mobile Banking Service is provided on an "AS IS" and "AS AVAILABLE" basis without warranties of any kind, express or implied, statutory or otherwise. The SERVICE PROVIDER does not make any representation or warranty about the accuracy, character, quality, timeliness, promptness or the performance of the Telupay Mobile Banking Service, or any products or services obtained through any of the same, including but not limited to the warranties, merchantability, satisfactory quality, fitness for a particular purpose and freedom from computer virus or malware. All terms that may be excluded, are excluded to the fullest extent permitted under all applicable law.

(g)   To the extent permitted by applicable law, any condition or warranty that would otherwise be implied into this Agreement is hereby excluded. Where applicable law implies any condition or warranty, and that applicable law prohibits the SERVICE PROVIDER from excluding or modifying the application of, or the SERVICE PROVIDER's liability under, any such condition or warranty, that condition or warranty will be deemed included, but the SERVICE PROVIDER's liability in relation to the Telupay Mobile Banking Service will be limited, for a breach of that condition or warranty, to either supplying the services again or payment of the cost of having the services supplied again.

(h)     Save for proven fault or negligence on the part of the SERVICE PROVIDER, the CLIENT hereby accepts sole responsibility for any damage to its computer equipment and any loss of data resulting from accessing and/or the downloading of or use of any of the Telupay Mobile Banking Service.

(i)    The disclaimers set out in this Agreement, do not attempt or purport to exclude liability arising under applicable law if, and to the extent, such liability cannot be lawfully excluded.

34.     Limit of Liability.

(a)   The SERVICE PROVIDER shall not be liable for the maintenance, accuracy or good running of any version of the Telupay Mobile Banking Service other than the version set out in this Agreement and the Service Level Agreement.

(b)     Save for the fault or megligence on the part of the SERVICE PROVIDER, the SERVICE PROVIDER with no access to the Telupay Mobile Banking Service, shall not be liable for any loss or damage, which the CLIENT may directly or indirectly suffer in connection with use of the Telupay Mobile Banking Service to include changes, updates, patches or enhancements to the same, maintenance and support services (if any), and any other items, deliverables, or information supplied by or in behalf of the SERVICE PROVIDER, and neither does the SERVICE PROVIDER accept any responsibility for any such loss arising out of and/or use of or reliance on any material or information contained on or accessed through the Telupay Mobile Banking Service.

(c)     The SERVICE PROVIDER shall not be liable to any Party for any indirect or consequential losses resulting from its performance under this Agreement, or for any loss of use, loss of revenue or loss of profit, except for its acts or omissions that is evident with malice or gross negligence.

(d)     Notwithstanding anything to the contrary contained in this Agreement, the total aggregate liability of the SERVICE PROVIDER under this Agreement, in respect of any claims by the CLIENT during any year, shall not, in any event, exceed the aggregate of the service fees paid or payable to the SERVICE PROVIDER hereunder with respect to services rendered during such year.

35.     Miscellaneous.

(a)   Independent Contractors. Other than those specified in this Agreement, the relationship established between the Parties by this Agreement is that of independent contractors. Nothing herein shall be construed as establishing an employer-employee relationship between the SERVICE PROVIDER and the CLIENT for whatever purpose and nothing contained in this Agreement shall be construed to make the CLIENT an agent of the SERVICE PROVIDER or SERVICE PROVIDER an agent of the CLIENT for any purpose and neither Party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf of or binding upon the other Party.

(b)     Force Majeure. The Parties shall not be liable for the non-performance of any of the obligations under this Agreement when such inability is due to an event of force majeure which:

    directly affects the performance of a Party's obligations under this Agreement; and

    the occurrence of which event is not exacerbated by the fault or negligence of said Party.

The events of force majeure shall include, but not be limited to, strikes, lockout, temporary stoppage of work, and other union related activities caused by a labor dispute, earthquakes, volcanic eruptions, floods or epidemics, war, rebellion, insurgency, riots, or invasion of the Philippines by another country, and other like events of similar nature beyond its own reasonable control.

In case an event of force majeure occurs, the affected Party shall exert its best efforts to comply with its obligations under this Agreement.

The Party invoking an event of force majeure must immediately notify in writing the other Party and specify which of its obligations it is prevented from complying with by the event of force majeure, and the measures it is taking to mitigate the effects thereof, and give an estimate of the period during which it is likely to be prevented from complying with the said obligations.

If the event of force majeure that covers a period of more than seven (7) days, the Parties shall immediately confer to discuss the possible courses of action to solve the problem. If no solution is arrived at within a period of thirty (30) days, either Party may terminate this Agreement by written notice to the other without any liability for termination or without prejudice to any of the Parties' antecedent rights.

(c)     Governing Law, Arbitration and Venue of Actions. In the event of any dispute arising from or in connection with the interpretation or implementation of this Agreement, the same shall be exclusively submitted for final and binding arbitration in accordance with the rules of arbitration of the Philippine Dispute Resolution Center, Inc. (PDRCI) by an Arbitral Panel composed of three arbirators in English and under Philippine Law. Such arbitration shall be private and confidential, and resort to the courts of the cities of Makati or Pasig may be availed only if a Party fails or refuses to comply with this arbitration clause or arbitral award.

(d)     Compliance with Laws. In connection with this Agreement, each Party shall comply with all applicable regulations and laws, and other relevant laws that may hereinafter be enacted and/or imposed. Each Party shall require its customers to assume an equivalent obligation with regard to applicable regulations and laws of the region.

(e)     No Assignment. The Parties shall not assign any of their respective rights, privileges or obligations under this Agreement without the prior written consent of the other party, which consent will not to be unreasonably withheld or delayed by either Party. Any attempted assignment or grant in derogation of the foregoing shall be void. If there is a change in ownership or control of a party, the latter shall inform the other party in writing of such changes and such party shall not be excused from complying with its obligations under this Agreement.

(f)    Limited Trademark Rights Granted. Nothing in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trademark or other designation of either Party (including any contraction, abbreviation, or simulation of any of the foregoing) except as expressly allowed by this Agreement or any written confirmation by the Parties and its representatives concerned.

(g)      Notice. Any notice required or permitted to be made or given to either Party pursuant to this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) upon receipt when delivered personally; (b) by overnight courier upon written notification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, five (5) days after deposit in the mail. All notices must be sent to the address set forth below or to such other address as the receiving party may have designated by written notice given to the other Party:

For SERVICE PROVIDER

Mr. Jose Luis Romero-Salas
President
Telupay (Philippines) Inc.
6th Floor, King's Court 2 Building
2129 Chino Roces Avenue corner Dela Rosa Street
Makati City 1230, Philippines

For CLIENT

Mr. Ramon G. Duarte
Senior Vice President
UnionBank of the Philippines
19th Floor UnionBank Plaza
Meralco Avenue cor Onyx Streets
Pasig City 1600, Philippines

(h)     Amendments. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

(i)     Waiver. Any waiver by either Party of any breach of this Agreement shall not constitute a waiver of any subsequent or other breach.

(j)    Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

(k)   Headings. The headings of the several sections of this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(l)    Survival. The following Clauses of this Agreement shall survive and termination or cessation of the Agreement and/or extension or renewal thereof: Clauses 13, 14, 16, 17, 20, 21, 22, 24, 25, 27, 28, 29, 30, 32 and 33, inclusive of all Clauses and subsumed provisions subject to the Confidentiality Clause.

IN WITNESS WHEREOF, the PARTIES hereto have caused this Agreement to be duly signed and to be effective as of the Effective Date above.

TELUPAY (PHILIPPINES) INC. SERVICE PROVIDER	UNION BANK OF THE PHILIPPINES CLIENT
By:/s/ Jose Luis Romero Salas Jose Luis Romero-Salas Director/CEO	By: /s/ Edwin R. Bautista Edwin R. Bautista Executive Vice President Transaction Banking
/s/ Rosarito Deferia Carrillo Rosarito Deferia Carrillo Director	/s/ Teodoro M. Panganiban Teodoro M. Panganiban Executive Vice President Channels, Process & Quality Mngmt.

Witness:

/s/ Ramon G. Duarte
Ramon G. Duarte
Senior Vice President

REPUBLIC OF THE PHILIPPINES)

MAKATI CITY, METRO MANILA )S.S.

ACKNOWLEDGMENT

BEFORE ME, A Notary Public for and in the above jurisdiction, this _______ day of ___________________, personally appeared the following persons:

Name	PASSPORT/CTC/TIN	Date/Place Issued
TELUPAY (PHILIPPINES) INC.
Jose Luis Romero-Salas
Rosarito Deferia Carrillo
UNIONBANK OF THE PHILIPPINES
Edwin R. Bautista
Teodoro M. Panganiban
Ramon G. Duarte

known to me and to me known to be the same persons who executed the foregoing Memorandum of Agreement and acknowledged to me that the same is their own free will deed and the corporations that they represent.

WITNESS MY HAND AND SEAL on the date and place first above-written.

Doc. No. _____;
Page No. _____;
Book No. _____;
Series of 2011.

ATTACHMENT "A"

Subject to the specific terms and conditions stated in the Agreement, both the SERVICE PROVIDER and the CLIENT, collectively referred to as the "Parties", agreed with the following commercial terms and conditions:

Service Fees

The Parties, on a best commercial efforts basis, have agreed to the following Gross Service Fees payable by the CLIENT to the SERVICE PROVIDER. Any and all percentage taxes, value added taxes, etc. due on the Gross Transaction Fees shall be for the exclusive account of the CLIENT.

(A) For every single completed transaction (Buy Airtime Load and Bills Payment not included), each completed service fee is stated below plus VAT.

Balance Inquiry Single account All accounts	Php 0.50+ VAT Php 0.50 + VAT
Fund Transfer From Own Account to Other own account of the same Bank From Own Account to other persons account of the same Bank	Php 0.50+VAT Php 1.00+VAT
Change Mobile PIN	Php 0.50+VAT
Account Update (Own Account)	Php 0.50+VAT
Update List Buy Airtime Load Bills Payment	Php 0.50+VAT Php 0.50+VAT

All SMS, MMS, IP Packet and other message or mobile transmission costs for said transactions shall be for the exclusive account of the CLIENT and/or its users, account holders and customers;

(B) For every single completed Buy Airtime Load and Bills Payment transaction, each completed service fee is equivalent to fifty percent of the gross commission fees received from 3rd Party Services net of all SMS, MMS, IP Packet, other message or mobile transmission costs, and other related costs, plus VAT.

The CLIENT shall provide the SERVICE PROVIDER in writing the actual gross commission fees, as well as any changes or updates, provided in the respective agreements to be concluded with the third party vendor and biller concerned.

Implementation of Service Fees

(C) Service Fees for completed transactions, other than Buy Airtime Load and Bills Payment, are effective six (6) months after commercial launch of the CLIENT's mobile banking service.

(D) Service Fees only for Buy Airtime Load and Bills Payment completed transactions are effective upon commercial launch of the CLIENT's mobile banking service.

Settlement of the Service Fees

(E) For completed transactions, other than Buy Airtime Load, monthly settlement is for every 5th banking day after the end of the invoiced calendar month.

(F) For Buy Airtime Load completed transactions only, bi-monthly settlement with transaction fees covering the 1st to the 15th day of the invoiced calendar period shall be settled on the 5th banking day after the 15th of the invoiced calendar period, and transaction fees covering the 16th to the 31st of the invoiced calendar period shall be settled be on the 5th banking day after the 30th or 31st of said period.

Both Parties shall review and agree in writing on the necessary adjustments or changes for the settlement period of the Buy Airtime Load to manage real time payment required of the third party service provider for Airtime Load.